Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-176222 and No. 333-185075 on Form S-8 of our report dated September 21, 2015 relating to the consolidated financial statements of IF Bancorp, Inc. and subsidiary as of June 30, 2015 and 2014 and for the years then ended appearing in this Annual Report on Form 10-K.

/s/ BKD, LLP

Decatur, Illinois

September 21, 2015